Exhibit 99

MEREDITH CORPORATION
FISCAL 2008 THIRD QUARTER
INVESTOR CONFERENCE CALL

MIKE LOVELL

Good morning. This is Mike Lovell, Director of Investor Relations for Meredith Corporation. Before Chief Executive Officer Steve Lacy begins our presentation, I'll take care of a few housekeeping items.

In our remarks, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results, provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's web site. A transcript of this call will be posted to our web site, as well. With that, Steve will begin the presentation.

STEVE LACY

Thank you and good morning. Participating with me are Publishing Group President Jack Griffin and Broadcasting Group President Paul Karpowicz. I'll begin with an overview of total Company results; discuss performance in our Publishing and Broadcasting groups; and conclude by updating our current earnings outlook. Then we will be happy to answer your questions.

We are pleased to report increased earnings per share for the third quarter and the first nine months of fiscal 2008. Before reviewing our performance, let me share some thoughts regarding the current economic climate and its impact on our business.

The environment is certainly different than at the time of our earnings call in January. At that time, we reported Publishing Group advertising revenues increasing 10 percent and Broadcasting non-political revenues up 4 percent for the first half of our fiscal 2008. The current economic slowdown has impacted calendar 2008 advertising across our businesses. It's reflected in our third quarter results. I'll provide detail on our fourth-quarter outlook later in the call.

I think it is important to note that we strongly believe these trends are cyclical in nature and not structural as they relate to our industries and Meredith in particular.

We possess outstanding consumer brands and a rock-solid connection with our core audience - American women, primarily ages 25 to 54, who make the vast majority of consumer purchases. We provide help and inspiration in the areas that matter most in her life - caring for her children, her home and her family's health and well-being.

We possess broad content expertise in these subject-matter areas, along with a growing network of core and digital media platforms. These assets enable us to provide content how and when she chooses to access it, and to deliver the messages of our marketing and advertising clients in a targeted and effective manner.

In addition, it is important to remember that while advertising is extremely important in our revenue mix, approximately 40 percent of Meredith's revenues come from non-advertising activities. Chief sources include magazine circulation revenues, along with our rapidly growing business-to-business operations. These include our expanded integrated marketing business and brand licensing initiatives.

Our strategy is to capitalize on these strengths; carefully manage expenses; and work aggressively to increase market share over time. We have successfully employed this strategy during past times of economic weakness, enabling Meredith to emerge in a stronger and more competitive position.

Turning now to the third quarter of fiscal 2008:

  Net earnings per share increased 5 percent and core earnings per share rose 10 percent.
  Circulation contribution and margin both increased, reflecting the strength of our consumer appeal and subscription operations;
  Meredith Integrated Marketing continued its strong performance, with revenues up nearly 50 percent and operating profit climbing more than 150 percent;
  As a result, we maintained our Publishing operating profit margin of 20 percent;
  Our balance sheet remained very strong. We generated more than $50 million in free cash flow, and we significantly increased our share buyback activity.
  We increased our quarterly dividend 16 percent to 21-1/2 cents per share during the fiscal third quarter.

Looking at the highlights for the first nine months of fiscal 2008:

  Net earnings per share rose 6 percent and core earnings per share increased 7 percent;
  Publishing Group advertising revenues grew 6 percent and operating profit margin grew 1.2 points to 17.1 percent.
  Broadcasting Group non-political advertising revenues rose 2 percent; and
  We continued to exercise disciplined expense management, offsetting higher paper and postal costs and continued investments in new custom marketing, online and video initiatives.

PUBLISHING

Now, let me turn to our Publishing Group performance for the third quarter.

Fiscal third quarter Publishing operating profit was $65 million and revenues were $323 million, both approximately even with the prior-year quarter

Magazines

After an exceptionally strong first half of fiscal 2008, when Publishing advertising revenues grew more than 10 percent, in the third quarter Publishing experienced weakness in the home, pharmaceuticals and direct response advertising categories, partially offset by significant growth in food, Meredith's largest advertising category.

Publishing advertising revenues were $155 million, compared to $161 million in the prior-year quarter. A strong increase in net advertising revenue per page partially offset lower page volume.

Circulation profit contribution and related margin increased in the quarter. Circulation revenues declined, as expected, due primarily to the ongoing transition of Parents, Family Circle and Fitness magazines to the Meredith direct-to-publisher model.

Our brands continue to demonstrate a powerful connection to consumers, as evidenced by growth in readership. According to recent data from Mediamark Research and Intelligence, readership across all of Meredith's titles is currently 140 million, up from 83 million 10 years ago. This increase can be attributed to organic growth, acquisitions and launches of new brands.

In addition, the vibrancy of our brands has led to several new licensing relationships with market leaders such as Wal-Mart Stores Inc., Realogy Corp. and Universal Furniture. These relationships further extend Meredith's brands to categories such as home products, real estate and furniture. I'll speak more about these programs in a few moments.

Sales and Marketing

A key factor in our ongoing success is an increased emphasis on developing multi-platform advertising and marketing programs for our clients. We secured a series of new business wins in the quarter with programs spanning several Meredith media platforms.

  For Proctor & Gamble we created a program for the Pure Essentials line of products that featured advertorial content in our magazines; interactive programming on Parents.com; a word-of-mouth campaign conducted by New Media Strategies; custom content on the Better.tv broadband channel; proprietary research; and a public relations campaign.

  The 15-stop Better Homes and Gardens Living Green Tour launched in February and is stopping in several Meredith television markets, providing opportunities to tie our national brands with local sponsorships. Sponsors include Pella, Kohler, Lee Industries and Greenworks. Content from the tour is featured on Better.tv and at bhg.com.

  For Kellogg's, we created a program for its Frosted Mini-Wheats brand that included a series of custom videos distributed via broadband channels Better.tv and Parents.tv, as well as on Comcast Video on Demand. Additionally, the campaign is being supported by custom advertorials in Better Homes and Gardens, Family Circle, Ladies' Home Journal, Parents and related Web sites.

  Wells Fargo signed on as the title sponsor of the Better Homes and Gardens' Home Improvement Challenge. The program includes a custom publication for 250,000 Wells Fargo customers and financial tools sponsored by Wells Fargo that have been integrated into various Meredith Web sites.

  Ladies' Home Journal teamed with Chrysler, its media agency and a film producer to create a feature-length movie called "Ladies' Home Journal Presents: Soccer Mom." The movie features product integration involving the Dodge Caravan and be distributed via the Starz pay-cable television channel and through DVDs sold at retail, beginning this fall. The program was recently featured in Stuart Elliott's advertising column in The New York Times.

Diversified Revenue Streams

One of our long-term strategies is to grow revenue sources not dependent on advertising. In addition to magazine circulation, these sources include our brand licensing, retail and integrated marketing operations.

Through the first nine months of fiscal 2008, non-advertising sources represented approximately 40 percent of total Company revenues.

Brand Licensing

We have several emerging brand licensing programs that we expect will add meaningful revenues and profits going forward.

  The expansion of our licensing relationship with Wal-Mart for a line of Better Homes and Gardens-branded home products is moving along well and on schedule. We expect 400-600 SKUs to be available in stores across the country this fall.

Additionally, we recently hired Elise Contarsy to oversee the Wal-Mart licensing relationship. Elise was the former senior vice president of merchandising at Martha Stewart, where she managed the brand's line of products at Kmart.

  The new Better Homes and Gardens real estate franchise will launch July 1. The Realogy management team is led by Sherry Chris, who previously served as chief operating officer of Coldwell Banker. Along with royalties based on sales volume, the relationship will include advertising and subscription opportunities for Better Homes and Gardens magazine, custom marketing assignments, and database programs.
  Our Better Homes and Gardens-branded line of home furniture with Universal Furniture has proven to be one of the most successful furniture launches in the last 20 years. The relationship just celebrated its one-year anniversary, and sales-to-date are double original projections. Earlier this month we introduced a fourth collection in the line at the High Point Furniture Market in North Carolina.

To give you a sense of the scale of our brand licensing business, these activities today generate approximately $15 million in annual revenues. We expect these three newer relationships to add an incremental $10-$12 million in revenues in fiscal 2009, at very high profit margins.

Meredith Retail

Meredith Books has been impacted by weak sales, and higher than anticipated returns due primarily to inventory reduction activities at key retailers. We are focusing on content, distribution and cost-control initiatives to improve the financial performance of our retail operation.

Integrated Marketing

Meredith Integrated Marketing is another key source of non-advertising revenues. It delivered another outstanding quarter, as revenues rose nearly 50 percent and operating profit increased more than 150 percent.

Results included increased contributions from three marketing acquisitions over the last year: Genex, New Media Strategies and Directive. On a comparable basis, revenues rose over 30 percent and operating profit more than doubled due to continued growth in our custom publishing activities.

Let me share a few Integrated Marketing highlights:

  During the quarter, we were awarded additional new business by Kraft. As many of you may recall, we were selected to create custom magazines and provide content for email campaigns when we announced this important new relationship in the fall of 2007.

In the short time since then, we've successfully secured additional new Kraft business including circulation, database, and campaign management programs, along with custom video production.

  Genex has been engaged by Cessna, the world's largest private aircraft manufacturing company, to redesign and develop Cessna.com. The new site, to launch later this year, will feature robust aircraft comparison tools and interactive showrooms.
  Genex has also been hired by Realogy Corp. to design and develop a web site in conjunction with the Better Homes and Gardens Real Estate service that will launch July 1. This web site will serve brokers, agents and consumers.

Over the past two years we have transformed Meredith Integrated Marketing from principally a custom publisher to a comprehensive marketing services provider. The added capabilities further strengthen our competitive position and relationships with key clients.

BROADCASTING

Now, let me turn to our Broadcasting group performance during the third fiscal quarter.

Fiscal third quarter Broadcasting operating profit was $19 million, compared to $21 million in the prior-year quarter. Revenues were $78 million, down slightly from the prior-year quarter.

During the quarter, growth in online, video, retransmission and political revenues offset weakness in spot television advertising, particularly in the automotive, retail and telecommunications categories.

Meredith's television stations continued to enhance their competitive position among adults 25-54 in the February ratings book. Nashville (+59 percent), Flint/Saginaw (+28 percent), Las Vegas (+23 percent) and Greenville (+14 percent) all posted strong share growth in morning news. In addition, five stations - led by Greenville (+33 percent) and Las Vegas (+24 percent) - increased overall sign-on to sign-off ratings.

Growing non-traditional sources of revenues is another component to our Broadcasting growth strategy. Three examples include our Cornerstone marketing program, our new Job Connections initiative and Meredith Video Solutions.

Revenues from our unique Cornerstone and Meredith magazine-branded promotions increased nearly 10 percent in the third quarter.  Advertising revenues from market-specific local promotions increased nearly 40 percent in the quarter.

Earlier this fiscal year, we piloted a new program called Job Connections in our Kansas City market. It takes advantage of the power and reach of our local television stations and their Web sites to meet the employment recruiting needs of local businesses. The Kansas City pilot was successful, and we are in the process of rolling it out across our group, beginning with Atlanta and Las Vegas.

Better, an hour-long daily lifestyle television program produced by Meredith Video Solutions that runs across Meredith's station group, is off to a strong start. It is currently in syndication to three non-Meredith stations, and 18 additional non-Meredith stations are scheduled to begin airing the show later in calendar 2008.

Interactive Media

Turning now to our Company-wide online activities, third-quarter revenues across Meredith's consumer Web sites - including publishing and broadcasting - rose 12 percent, aided by strong growth at Meredith Video Solutions and our television station Web sites.

Monthly unique visitors to Meredith's consumer Web sites rose 15 percent to 19 million, and page views increased more than 25 percent to 170 million. Visitors to our Web sites viewed 2.4 million videos monthly during the quarter. Additionally, Meredith secured more than 3.3 million online subscriptions through the first nine months of fiscal 2008, compared to 2.9 million during the prior-year period.

Last week, BHG.com was honored as "Redesign of the Year" and as "Digital Team of the Year" in Media Industry Newsletter's Best of the Web competition.

Combined with our digital marketing activities that I mentioned, we are making strong progress toward our previously stated goal of generating 10 percent of Meredith's revenue from online and video sources by fiscal 2010. For the first nine months of fiscal 2008, approximately 6 percent of Meredith's revenue was generated via online-related sources, up from 1.7 percent for all of fiscal 2006.

CORPORATE

Turning to full Company financial metrics, we generated more than $50 million in free cash flow in the quarter. We repurchased approximately 1 million shares, more than triple the 280,000 shares repurchased in the third quarter of fiscal 2007.

For the first nine months of fiscal 2008, we have repurchased approximately 2.4 million shares, compared to 1.1 million shares in all of fiscal 2007. We have 1.2 million shares remaining under our current share repurchase authorization.

Unallocated corporate expenses were lower in the quarter, due primarily to lower management incentive accruals and employee benefit costs.

Our current level of debt is $445 million, down from $475 million at the start of Fiscal 2008. Our average cost for those funds was 4.8 percent.

We increased our quarterly dividend 16 percent to 21-1/2 cents per share during the fiscal third quarter. We have paid a dividend for 61 consecutive years, increasing it for 15 consecutive years.

OUTLOOK

Looking at the balance of fiscal 2008, Meredith is facing a weaker economy and related advertising demand.

Fourth quarter Publishing advertising revenues and Broadcast pacings are currently down in the low double digits, compared to the prior-year quarter. Meredith anticipates a 6 percent increase in paper prices and a 3 percent increase in postage rates - both effective in May 2008.

We expect unallocated corporate expenses to approximate $27 million for the full year of fiscal 2008, compared to $35 million in fiscal 2007, due primarily to careful expense management, lower management incentive accruals and employee benefit costs.

Our overall effective tax rate is expected to be 39.1 percent for the full year of fiscal 2008, and 40.4 percent for the fourth fiscal quarter.

For the full fiscal year ending June 30, 2008, Meredith now expects to report earnings per share of $3.15 to $3.20, compared to $3.31 reported for fiscal 2007.

CONCLUSION

To conclude, as I stated earlier, Meredith possesses a solid foundation and is well-positioned to build shareholder value over time. Specifically:

  We have a powerful portfolio of highly profitable media brands and assets across multiple distribution platforms and we are making continued investments to grow them in-line with consumer demand and preference.

  Our non-advertising sources of revenue, including our integrated marketing and brand licensing businesses, are positioned for continued rapid growth.

  We have an extremely talented and deep bench of management. Broadcasting Group President Paul Karpowicz and Publishing Group President Jack Griffin were recently named Broadcaster and Publisher of the Year, respectively, by prominent industry trade organizations.

  We generate significant free cash flow, have a conservative balance sheet, and modest levels of debt at a low cost of funds.

  Finally, we have a proven track record of outperforming our respective industries and growing market share, particularly in economic downturns. This has enabled us to emerge in a stronger competitive position.

Now, we will be happy to answer any questions you may have.